Exhibit 10.1
AGREEMENT BY AND BETWEEN
WILBER NATIONAL BANK
ONEONTA, NEW YORK
AND
THE OFFICE OF THE COMPTROLLER OF THE CURRENCY

Wilber National Bank, Oneonta, New York (Bank) and the Comptroller of the Currency of the United States of America (Comptroller) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination, dated March 22, 2010 (ROE).  The Comptroller has found unsafe or unsound banking practices relating to weak credit risk management practices, and violations of law relating to appraisals, other real estate owned (OREO), and Call Reports.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (Board), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION
(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)           This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 5.51(c)(6), unless otherwise informed in writing by the Comptroller.  In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.
(6)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:
Assistant Deputy Comptroller Daniel L. Bailey
Syracuse Field Office
231 Salina Meadows Parkway, Suite 105
Syracuse, New York 13212

ARTICLE II
COMPLIANCE COMMITTEE

(1)           Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least four (4) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee shall be submitted in writing to the Assistant Deputy Comptroller and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the appointment of the Committee under paragraph (1) above, and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.
(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
ARTICLE III
ACTION PLAN
(1)           Within sixty (60) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to, a written action plan that details the Board's assessment of actions required to correct the Bank’s deficiencies noted in the February 12, 2009 Report of Examination (“2009 ROE”), and the March 22, 2010 Report of Examination (“2010 ROE”) specifies how the Board will implement the plan, and sets forth a timetable for implementation of the plan.
(2)           Upon the Board’s completion of the plan, the Board shall submit the plan to the Assistant Deputy Comptroller for review.  The Board shall establish appropriate procedures for the implementation of the plan.
(3)           In the event the Assistant Deputy Comptroller or his representative recommends changes to the action plan in writing, the Board shall immediately incorporate those changes into the plan.  “In writing” shall include electronic communications to the Board and management.

(4)           The plan shall be implemented pursuant to the time frames set forth within the plan unless unforeseen events dictate modifications to the plan.  When the Board considers modifications appropriate, those modifications shall be submitted to the Assistant Deputy Comptroller for approval.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the modified plan.
(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.
ARTICLE IV
BOARD TO ENSURE COMPETENT MANAGEMENT

(1)           The Board shall ensure that the Bank has competent management in place on a full-time basis in its President position to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.
(2)           If the position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within thirty (30) days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.
(3)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:
(a)
the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)	a written statement of the Board's reasons for selecting the proposed officer; and
(c)           a written description of the proposed officer's duties and responsibilities.
(4)           The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.
(5)           The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.
ARTICLE V
LOAN PORTFOLIO MANAGEMENT
(1)           The Board shall, within 60 days from the date of this Agreement, develop, implement, and thereafter ensure Bank adherence to, a written program to improve the Bank's loan portfolio management and correct each deficiency cited in the 2009 ROE, the 2010 ROE, and any subsequent Report of Examination.  The program shall be designed in conformity with the “Loan Portfolio Management” booklet of the Comptroller’s Handbook (dated April 1998).  The program shall include, but not be limited to:
(a)	sound credit risk management practices discussed in OCC Bulletin 2006-46 - Interagency Guidance on Commercial Real Estate Concentration Risk Management;
(b)	an effective and ongoing internal problem loan identification system to review the Bank's loan and lease portfolios to assure the timely identification and categorization of problem credits;

(c)	a system to track loan policy exceptions by number and dollar total (compare to capital), by type, and in aggregate; and report trends to the Board monthly;
(d)	a system to track compliance with loan covenants, and develop loan covenant monitoring reports;
(e)	controls over loan Call Report coding, especially for commercial real estate owner/non-owner occupied properties, require internal audit to test the controls to ensure the Call Report is accurate;
(f)
procedures to ensure that appraisal review maintains adequate documentation to support findings, especially whether capitalization/discount rates and the reasonableness of income and expense projections are adequately supported in appraisals (required by USPAP); if not adequately supported, the reviewer should obtain a written explanation from the appraiser and disclose any potential appraisal issues/weaknesses to the credit administration and the credit granting authority;

(g)
procedures to ensure that an adequate number of qualified staff are employed, independent of the lending function, to review appraisals in order to determine compliance with the appraisal regulation and USPAP guidance; and

(h)
appraisal procedures that ensure the flow of information between the appraisal review and credit administration functions to ensure impairment analyses and the transfer of loans to Other Real Estate Owned are appropriate and timely.

(2)           Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3)           Beginning no later than September 30, 2010, and on a monthly basis, management will provide the Board with written reports including, at a minimum, the following information:
(a)	the identification, type, rating, and amount of problem loans and leases, which should include a comparison to prior periods;
(b)	the identification and amount of delinquent loans and leases, which should include a comparison to prior periods and peer group(s);
(c)	credit and collateral documentation exceptions, which should include a comparison to prior periods;
(d)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (c) of this Article and Paragraph; and
(e)
the identification of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank's lending and leasing policies, which should include a comparison to prior periods.

(4)           The Board shall evaluate all internal loan and lease review reports and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the reports.
(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.
ARTICLE VI
CREDIT RISK
(1)           Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to, a written program to reduce the high level of credit risk in the Bank.  The program shall include, but not be limited to:

(a)	procedures to strengthen credit underwriting, particularly in the commercial real estate portfolio;
(b)	procedures to ensure loan presentations include all details of the request and are free from financial analyses errors;
(c)	documentation of the reasonableness of loan projections when the primary source of repayment is based on projections;
(d)	stress testing of income and expenses, vacancy rates, interest rates, and/or include break-even analyses in all commercial real estate loan credit analyses;
(e)
guarantor global cash flow and debt service coverage analyses, especially when the guarantor(s) is relied upon as the primary source of repayment, and ensure that the Bank obtains the financial statement information needed to complete the review at the time of underwriting, and updated annually;

(f)
procedures to obtain current accountant-prepared financial statement information and federal tax returns at initial underwriting and annually, or more often as necessary, particularly for larger credits and loans based on projections.  When accountant-prepared financial statement information is not available, obtain company-prepared financials;

(g)	procedures to ensure loan-to-value calculations conform to 12 C.F.R. Part 34;
(h)	documented explanations for loan policy exceptions in loan presentations, include reasons why granting the exception(s) is appropriate or mitigated;
(i)	track exceptions to the loan-to-value guidelines and report to the Board at least quarterly and,

(j)	procedures to obtain and maintain copies of leases in credit files in order to verify lease/rental income.
(2)           The Board shall submit a copy of the program to the Assistant Deputy Comptroller.
(3)           At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the program required by paragraph (1) of this Article.  The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.
(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
ARTICLE VII
CREDIT AND COLLATERAL EXCEPTIONS
(1)           Within ninety (90) days of the date of this Agreement, the Board shall make diligent efforts to obtain current and satisfactory credit information on all loans lacking such information, including those listed in the 2009 ROE, the 2010 ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.  These efforts shall include, at a minimum, having loan officers contact borrowers and guarantors both in writing and by phone to request the current financial information.  For commercial credit exposures in excess of $1 million that are lacking adequate financial information, loan officers shall, at a minimum, visit the borrower’s place of business to observe the borrower’s business operations and request the current financial information from the borrower and guarantor.
(2)           Within ninety (90) days of the date of this Agreement, the Board shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the 2009 ROE, the 2010 ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination.

(3)           Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:
(a)	documenting the specific reason or purpose for the extension of credit;
(b)	identifying the expected source of repayment in writing;
(c)	structuring the repayment terms to coincide with the expected source of repayment;
(d)	obtaining and analyzing current and satisfactory credit information, including cash flow analysis, when loans are to be repaid from operations;
(i)
Failure to obtain the information in (3)(d) shall require a majority of the full Board (or a delegated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in (3)(d) would be detrimental to the best interests of the Bank.

(ii)	A copy of the Board certification shall be maintained in the credit file of the affected borrower(s). The certification will be reviewed by this Office in subsequent examinations of the Bank; and
(e)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank's lien on it as applicable.
ARTICLE VIII
CRITICIZED ASSETS
(1)           The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the 2009 ROE, the 2010 ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2)           Within ninety (90) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the 2009 ROE, the 2010 ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention."  This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral as applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis when loans are to be repaid from operations; and,
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3)           Upon adoption, a copy of the program for all criticized assets equal to or exceeding five hundred thousand dollars ($500,000) shall be forwarded to the Assistant Deputy Comptroller.
(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(5)           The Board, or a designated committee, shall conduct a review, on at least a monthly basis, to determine:
(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);
(b)	management's adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.
(6)           A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(7)           The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand dollars ($500,000) only if each of the following conditions is met:
(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.
(8)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
ARTICLE IX
LENDING POLICY
(1)           Within ninety (90) days of the date of this Agreement, the Board shall review and revise the Bank's written loan policy.  In revising this policy, the Board shall refer to the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.  This policy shall incorporate, but not necessarily be limited to, the following:
(a)	cash-out equity guidelines;
(b)	requirements for cash equity;

(c)	controls over lease/rent payments;
(d)	requirements for tax escrow accounts;
(e)	financial statement requirements that include the need to obtain financial statements for all of the guarantor’s personal and business interests;
(f)	measures to correct the deficiencies in the Bank's lending procedures noted in any ROE;
(g)	requirement to complete a global cash flow/debt service coverage analysis on guarantors, especially for loans where the primary source of repayment is inadequate and/or based on a projection; and,
(h)	requirements for timely completion of annual reviews, especially for larger credits and loans based on projections.
(2)           Upon adoption, the policy shall be implemented, the Board shall thereafter ensure Bank adherence to the policy, and a copy of the policy shall be forwarded to the Assistant Deputy Comptroller for review.
(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.
ARTICLE X
NONACCRUAL LOANS

(1)           The Bank shall immediately reverse or charge off all interest that has been accrued contrary to the requirements contained in the Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”) governing nonaccrual loans.  Further, the Bank shall immediately reverse or charge off that portion of the remaining accrued interest on such loans that, when combined with principal, is not protected by sound collateral values.

(2)           Within sixty (60) days of the date of this Agreement, the Board shall adopt and implement written policies and procedures governing the supervision and control of nonaccrual loans.  Such policies and procedures shall:
(a)	be consistent with the accounting requirements contained in the Call Report Instructions;
(b)	address the circumstances under which accrued interest due on a loan may be added to the outstanding principal amount when the loan is renewed or restructured; and
(c)	require the monthly presentation to the Board of all loans meeting any of the nonaccrual criteria.
(3)           Within sixty (60) days of the date of this Agreement, the Board shall develop and implement a written policy governing the identification of and accounting treatment for nonaccrual loans.  The policy shall address paragraph (2) above as well as the comments in the 2010 ROE and shall be consistent with the accounting requirements contained in the Call Report Instructions.
(4)           Within sixty (60) days of the date of this Agreement, the Board shall develop and implement a written policy that shall provide for auditing accrued interest on loans.  The policy shall, at a minimum, provide for quarterly audits of loan accruals and incorporate procedures for periodically testing the Bank's identification of nonaccrual loans as governed by the policy adopted pursuant to paragraph (3) above.
(5)           Upon adoption, a copy of the written policies and procedures shall be forwarded to the Assistant Deputy Comptroller and the Board shall thereafter ensure Bank adherence to all policies and procedures developed pursuant to this Article.
(6)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies developed pursuant to this Article.

ARTICLE XI
OTHER REAL ESTATE OWNED
(1)           Within sixty (60) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a policy to ensure that Other Real Estate Owned (“OREO”) is managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34.  The policy shall address:
(a)	responsibility and authority for OREO properties;
(b)	proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party;
(c)	procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C;
(d)	diligent sales efforts; and
(e)
reporting systems that are consistent with the Instructions for Preparation of Consolidated Reports of Condition and Income, and that this reporting, including any loss contingencies, occurs in the same quarter when physical possession of the asset is received.

(2)           Upon adoption, a copy of the policy shall be submitted to the Assistant Deputy Comptroller for review.
(3)           The Board shall review all transfers to OREO since January 1, 2009 to determine if transfers are consistent with the Instructions for Preparation of Consolidated Reports of Condition and Income, and 12 CFR 34 Subpart E.  If transfers were not completed appropriately, the Board shall ensure that the inconsistencies are corrected.  Report the results of the OREO review to the Assistant Deputy Comptroller for review.
(4)           The Board shall ensure management re-files the Consolidated Reports of Condition and Income, in accordance with the Instructions for Preparation of Consolidated Reports of Condition and Income based on the results of the OREO review.

(5)           The Board shall ensure staff is properly trained to document and account for OREO at inception, and ensure property values are adjusted and expenses are documented and accounted for appropriately each quarter.
(6)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.
ARTICLE XII
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1)           The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses (“Allowance”) within sixty (60) days, and shall maintain a program for the maintenance of an adequate Allowance.  This review and program shall be consistent with the guidelines in OCC Bulletin 2006-47 - Interagency Policy Statement on the Allowance for Loan and Lease Losses, OCC Bulletin 2001-37 - Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions, and the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook.
(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
(3)           A copy of the Board's program shall be submitted to the Assistant Deputy Comptroller for review and approval.  Upon receiving approval from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.
(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XIII
CAPITAL PLAN
(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program.  The program shall include:
(a)	specific plans for the maintenance of adequate capital pursuant to the requirements under 12 C.F.R. Part 3 and to remain “well-capitalized” pursuant to 12 C.F.R. Part 6;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)	with the prior written approval of the Assistant Deputy Comptroller.
(2)           Upon completion, the Bank's capital program shall be submitted to the Assistant Deputy Comptroller for approval.  Upon approval by the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(4)           If the OCC determines, in its sole judgment, that the Bank has failed to submit an acceptable capital program as required by paragraph (2) of this Article, or fails to implement or adhere to a capital program for which the OCC has taken no supervisory objection pursuant to paragraph (3) of this Article, then within 30 days of receiving written notice from the OCC of such fact, the Bank shall develop and shall submit to the OCC for its review and prior determination of no supervisory objection a capital contingency plan, which shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.  After the OCC has advised the Bank that it does not take supervisory objection to the capital contingency plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the contingency plan.  Failure to submit a timely, acceptable contingency plan may be deemed a violation of this Agreement in the exercise of the OCC’s sole discretion.
ARTICLE XIV
STRATEGIC PLAN
(1)           Within one hundred twenty (120) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.  The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:
(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;
(b)	an assessment of the Bank's present and future operating environment;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;
(d)	an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;
(e)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)	a management employment and succession program to promote the retention and continuity of capable management;
(g)	product line development and market segments that the Bank intends to promote or develop;
(h)	an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;
(i)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;
(j)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;
(k)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and

(l)	systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.
(2)           Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior determination of no supervisory objection.
(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.
ARTICLE XV
VIOLATIONS OF LAW
(1)           The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the 2009 ROE, the 2010 ROE and in any subsequent Report of Examination.  The quarterly progress reports required by Article XII of this Agreement shall include the date and manner in which each correction has been effected during that reporting period.
(2)           Within ninety (90) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the 2009 ROE, the 2010 ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.
(3)           Within thirty (30) days of receipt of any subsequent Report of Examination which cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(4)           Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller.
(5)           The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.
ARTICLE XVI
PROGRESS REPORTING - QUARTERLY
(1)           The Board shall submit quarterly progress reports to the Assistant Deputy Comptroller, Syracuse Field Office, 231 Salina Meadows Parkway, Suite 105, Syracuse, New York, 13212.  These reports shall set forth in detail:
(a)	specific actions taken to comply with each Article of the Agreement;
(b)	results of those actions; and,
(c)	a description of the actions needed to achieve full compliance with each Article of this Agreement.
(2)           The progress reports should also include any actions initiated by the Board and the Bank pursuant to the criticisms and comments in the ROE or in any future Report of Examination.
(3)           The first progress report shall be submitted for the period ending September 30, 2010 and will be due within thirty (30) days of that date.  Thereafter, progress reports will be due within thirty (30) days after the quarter end.
(4)           The Assistant Deputy Comptroller shall retain the right to determine the adequacy of the reports and the Bank’s compliance with the terms of this Agreement.

ARTICLE XVII

CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or approval, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or accepted, waived, or terminated in writing by the Comptroller.
(5)           This Agreement is intended to be, and shall be construed to be, a supervisory “written Agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the OCC or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract.  The Bank also expressly acknowledges that no OCC officer or employee has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the OCC’s exercise of its supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior Agreements or arrangements, or negotiations between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Daniel L. Bailey	October 13, 2010
Daniel L. Bailey Assistant Deputy Comptroller Syracuse Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

NAMES:	SIGNATURES:	DATES:
Mary Cheri Albrecht	/s/ Mary Cheri Albrecht	October 13, 2010
Olon T. Archer	/s/ Olon T. Archer	October 13, 2010
Thomas Davis	/s/ Thomas Davis	October 13, 2010
Joseph P. Mirabito	/s/ Joseph P. Mirabito	October 13, 2010
James L. Seward	/s/ James L. Seward	October 13, 2010
Alfred S. Whittet	/s/ Alfred S. Whittet	October 13, 2010
David F. Wilber III	/s/ David F. Wilber, III	October 14, 2010
Brian R. Wright	/s/ Brian R. Wright	October 13, 2010